259 Putnam Asset Allocation Fund Balanced Portfolio attachment
3/31/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2005, Putnam Management has
assumed $13,470 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	5,974
Class B	823
Class C	233

72DD2 (000s omitted)

Class M	114
Class R	2
Class Y	3,156

73A1

Class A	0.064
Class B	0.025
Class C	0.027

73A2

Class M	0.038
Class R	0.058
Class Y	0.077

74U1 (000s omitted)

Class A	94,658
Class B	32,473
Class C	8,762

74U2 (000s omitted)

Class M	2,986
Class R	67
Class Y	38,182
74V1

Class A	10.56
Class B	10.49
Class C	10.40

74V2

Class M	10.55
Class R	10.52
Class Y	10.58




Other matters
In connection with a review of compliance procedures and controls, Putnam Management discovered that in early January 2001, certain Putnam employees had willfully circumvented controls in connection with the correction of operational errors with respect to a 401(k) clients investment in certain Putnam funds, which led to losses in the funds. Putnam made restitution of approximately $123,000, $141,000 and $27,000 (to Growth Portfolio, Balanced Portfolio and Conservative Portfolio, respectively) on February 27, 2004. Putnam has also made a number of personnel changes, including senior managers, and has implemented changes in procedures. Putnam has informed the SEC, the funds Trustees and independent auditors. The SEC is investigating this matter.